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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 11, 2014

HMS Income Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland	814-00939	45-3999996
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888 220-6121

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry Into a Material Definitive Agreement.

On March 11, 2014, HMS Income Fund, Inc. (the “Company”) entered into a senior secured revolving credit agreement (the “Syndicated Credit Facility”) among Capital One, National Association as lead arranger, sole book runner, and administrative agent (“Capital One”), and the financial institutions party thereto as lenders (together with Capital One, the “Lenders”). The Syndicated Credit Facility amends and restates in its entirety the credit agreement by and between the Company and Capital One, dated as of May 12, 2012, as amended (the “Original Facility”).  The Syndicated Credit Facility provides for a maximum borrowing line of $70.0 million, subject to certain limitations, including limitations with respect to the Company’s investments, as more fully described in the Syndicated Credit Facility. In addition, at the Company’s request, the maximum borrowings under the Syndicated Credit Facility can be increased by up to an additional $80.0 million, in the aggregate, subject to certain limitations contained in Syndicated Credit Facility, for total maximum capacity of $150 million. In connection with the entry into the Syndicated Credit Facility, on March 11, 2014, the Company borrowed $20.0 million, $13.0 million of which were used to satisfy its obligations under the Original Facility. The Syndicated Credit Facility matures on March 11, 2017, with two one-year extension options, subject to approval of the Lenders.
Under the Syndicated Credit Facility, the Company may elect to have loans bear interest on a per annum basis either: (i) at the adjusted LIBOR rate plus 2.75% or (ii) at the base rate plus 1.75%. Under the Syndicated Credit Facility, the base rate is defined as the higher of (a) the prime rate and (b) the Federal Funds Rate (as defined in the Syndicated Credit Facility) plus 0.5%. The Company will also pay a commitment fee on the unused amount of commitments, ranging from 0.25% to 0.375% per annum, depending on the total leverage then in effect.
Borrowings under the Syndicated Credit Facility are secured by all of the Company’s assets as well as all of the assets, and a pledge of equity ownership interests, of any future subsidiaries of the Company, which would be joined as guarantors.
The Syndicated Credit Facility contains affirmative and negative covenants usual and customary for credit facilities of this nature, including, but not limited to: (i) maintaining an interest coverage ratio of at least 2.0 to 1.0 (ii) maintaining an asset coverage ratio of at least 2.25 to 1.0 and (iii) maintaining a minimum adjusted tangible net worth of at least 80% of our adjusted tangible net worth on March 11, 2014. Additionally, the Company must comply with applicable laws, including the Investment Company Act of 1940, as amended, and invest any proceeds of our public offerings of securities in accordance with the Company's investment objectives and strategies (as set forth in the Syndicated Credit Facility). The Syndicated Credit Facility contains usual and customary default provisions including, without limitation: (i) a default in the payment of interest and principal; (ii) insolvency or bankruptcy of the Company; (iii) a material adverse change in business; or (iv) any uncured breach of a covenant, representation or warranty in the Syndicated Credit Facility.
This description of the Syndicated Facility does not purport to be complete and is qualified in its entirety by reference to the Syndicated Credit Facility filed as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 is incorporated herein by reference to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1
Senior Secured Revolving Credit Agreement, dated as of March 11, 2014, by and among HMS Income Fund, Inc., as borrower, the financial institutions party thereto as lenders, and Capital One, National Association, as Lead Arranger, Sole Book Runner and Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 14, 2014	HMS Income Fund, Inc.

	By:	/s/ Ryan T. Sims
Name: Ryan T. Sims
Title: Chief Financial Officer and Secretary